Exhibit 4.2
JOINDER
TO THE
EIGHTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT
OF
FIVE9, INC.

April 1, 2014

This Joinder (the “Joinder”) to the Eighth Amended and Restated Stockholders’ Agreement dated October 28, 2013, as amended to date, by and among Five9, Inc., a Delaware corporation (the “Company”), and the other signatories thereto (the “Stockholders’ Agreement”), is made and entered into as of April 1, 2014, between the Company and ATEL Ventures, Inc., as Trustee (the “Warrant Holder”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Stockholders’ Agreement.
WHEREAS, the Warrant Holder is a holder of warrants issued on February 26, 2010 and June 30, 2010 (the “Warrants”) to purchase shares (the “Shares”) of the Company’s Series A-2 Preferred Stock, par value $0.001 per share (the “Preferred Stock”);
WHEREAS, pursuant to Section 4(d) of the Warrants, the Shares shall have certain registration rights as set forth in the Stockholders’ Agreement;
WHEREAS, the Company’s board of directors and the holders of at least sixty percent of the Registrable Securities (as defined in the Stockholders’ Agreement) have consented to making the Warrant Holder a party to the Stockholders’ Agreement for the purpose of receiving the registration rights in accordance with Section 4(d) of the Warrants; and
WHEREAS, in connection with becoming a party to the Stockholders’ Agreement, the Warrant Holder will execute the lock-up agreement attached hereto as Exhibit A.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    By executing this Joinder, the definition of “Holder” in Section 1(h) of the Stockholders’ Agreement is hereby amended to include Warrant Holder who shall become a party to the Stockholders’ Agreement and shall have all the rights, including the right to cause the Company to register its Registrable Securities, and related obligations of a "Holder" thereunder, and the definition of “Registrable Securities” set forth in Section 1(o) of the Stockholders’ Agreement is hereby amended to include all the shares of Common Stock acquirable upon exercise of the Warrants..
2.    This Joinder may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Joinder as of the date first written above.

FIVE9, INC.

By:	/s/ David Hill
David Hill
Vice President, Finance

“HOLDER”

ATEL Ventures, Inc., as Trustee
/s/ Paritosh K. Choksi
Name: Paritosh K. Choksi Title: Executive Vice President

Exhibit A
Lock-Up Agreement

LOCK-UP AGREEMENT
________ __, 2014
J. P. MORGAN SECURITIES LLC
BARCLAYS CAPITAL INC.
As Representatives of
the several Underwriters listed in
Schedule 1 to the Underwriting
Agreement referred to below
c/o J. P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10179
c/o Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019
Re:    Five9, Inc. --- Public Offering
Ladies and Gentlemen:
The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Five9, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), of Common Stock (as defined below) of the Company (the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.
In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of J. P. Morgan Securities LLC and Barclays Capital Inc., on behalf of the Underwriters, the undersigned will not, during the period ending 180 days after the date of the prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) or any securities directly or indirectly convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively, the “Equity Securities”), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, in each case other than:
(A) the Securities to be sold by the undersigned pursuant to the Underwriting Agreement;
(B) sales of Equity Securities acquired in open market transactions after the date of the Public Offering;
(C) transfers of Equity Securities as a bona fide gift or gifts or by will or intestacy;
(D) transfers of Equity Securities pursuant to domestic relations or court orders;
(E) if the undersigned is an individual, transfers of Equity Securities to any trust for the direct or indirect benefit of the undersigned or the family of the undersigned, or limited partnerships the partners of which are the undersigned and/or the family members of the undersigned, in each case for estate planning purposes;
(F) if the undersigned is a trust, distributions of Equity Securities to its beneficiaries;
(G) if the undersigned is a corporation, limited liability company, partnership or other entity, distribution of shares of Equity Securities to members, stockholders, partners, subsidiaries or affiliates of the undersigned or to any investment fund or other entity that controls or manages, is under common control with or is controlled or managed by the undersigned;
(H) sales or transfers of Equity Securities to the Company solely in connection with the “cashless” exercise of Company stock options or warrants for the purpose of exercising such stock options or warrants (provided that any remaining Common Stock received upon such exercise will be subject to the restrictions provided for under this agreement);
(I) transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction involving a Change of Control (as defined below) of the Company, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the securities held by the undersigned shall remain subject to the provisions of this agreement;
(J) transfers in connection with the conversion of the outstanding preferred stock of the Company into shares of Common Stock or the exercise or exchange of Equity Securities of the Company into shares of Common Stock or preferred stock of the Company (provided that any Common Stock or preferred stock, as the case may be, received upon such conversion, exercise or exchange will be subject to the restrictions provided for under this agreement);

(K) repurchases of Equity Securities by the Company pursuant to agreements under which the Company has the option to repurchase such Equity Securities or a right of first refusal with respect to transfers of such shares or securities;
(L) the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of shares of Common Stock during the 180-day period, and (ii) no filing by any party under the securities laws or other public announcement shall be voluntarily made in connection with the establishment of such plan, and to the extent a public announcement or filing by any party is required under the securities laws regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the 180-day period;
provided that in the case of any transfer or distribution pursuant to clauses (C) through (G), each donee, heir or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this agreement; and provided, further, that in the case of any transfer or distribution pursuant to clauses (C) through (H), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 180-day period referred to above). If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any Company-directed Securities the undersigned may purchase in the Public Offering.
“Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than the Underwriters pursuant to the Public Offering), of securities of the Company if, after such transfer, such person or group of affiliated persons would hold a majority or more of the outstanding voting securities of the Company (or the surviving entity).
If the undersigned is an officer or director of the Company, (i) J.P. Morgan Securities LLC and Barclays Capital Inc. on behalf of the Underwriters agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock by such officer or director, J.P. Morgan Securities LLC and Barclays Capital Inc. on behalf of the Underwriters will notify the Company of the impending release or waiver, and (ii) the Company will agree or has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by J.P. Morgan Securities LLC and Barclays Capital Inc. on behalf of the Underwriters hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.
In the event that either of the Representatives withdraws from or declines to participate in the Public Offering, all references to the Representatives contained in this agreement shall be deemed to refer to the sole Representative that continues to participate in the Public Offering (the “Sole Representative”), and, in such event, any written consent, waiver or notice given or delivered in connection with this agreement by the Sole Representative shall be deemed to be sufficient and effective for all purposes under this agreement.
In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this agreement.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.
The undersigned understands that, if (i) the Underwriting Agreement does not become effective by June 30, 2014, (ii) after becoming effective, the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, or (iii) the Company notifies the Representatives, in writing, prior to the execution of the Underwriting Agreement, that it does not intend to proceed with the Public Offering, then as of such relevant date, this agreement shall terminate and the undersigned shall be released from all obligations under this agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this agreement.
This agreement and any claim, controversy or dispute arising under or related to this agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.
Very truly yours,

By:
    Name:
    Title: